A&B 1985 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Amended and Restated Effective January 1, 2008

ARTICLE I

ESTABLISHMENT AND PURPOSE

                      1.01.  Establishment of Plan.  Alexander & Baldwin, Inc. established the A&B 1985 Supplemental Executive Retirement Plan (the “Plan”) effective January 1, 1986.  This amendment and restatement is effective January 1, 2008.

                      1.02.  Purpose of Plan.  It is the purpose of this Plan to enhance the Company’s ability to hire and retain executives by providing a means for the Company to provide executives selected as participants with retirement benefits and health and welfare benefits equal to the benefits which they would receive under the Alexander & Baldwin, Inc. Retirement Plan for Salaried Employees, the Retirement Plan for Employees of Matson and the Alexander & Baldwin, Inc. Retiree Health and Welfare Benefit Plan, if certain changes had been made to those plans.  This Plan is intended to be a nonqualified supplemental retirement plan for a select group of highly compensated management executives and is exempt from the participation, vesting, funding and fiduciary requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE II

DEFINITIONS

                      2.01.  “Actuarial Equivalent” means a form of benefit differing in time, period, or manner of payment from a specified benefit provided in the Plan, but having the same present value when determined in accordance with generally accepted actuarial practice and the rules contained in Appendix B of this Plan.

                      2.02.  “Approved Early Retirement Date” means the first day of any month after the Participant has attained age 55 and prior to his or her Normal Retirement Date on which the Participant retires with the approval of the Chief Executive Officer of A&B, which may be granted or withheld in his or her sole discretion.

                      2.03.  “A&B” and “Company” means Alexander & Baldwin, Inc., a Hawaii corporation.

                      2.04.“A&B Retiree Plan” means the Alexander & Baldwin, Inc. Retiree Health and Welfare Benefit Plan, as amended from time to time.

                      2.05.  “A&B Retirement Plan” means the Alexander & Baldwin, Inc. Retirement Plan for Salaried Employees or the Retirement Plan for Employees of Matson, as each may be amended from time to time.

                      2.06.  “Beneficiary” means the person or persons designated by the Participant as such in accordance with the provisions of Section 4.07 and to whom the benefit, if any, provided for in Section 4.07 is payable.

                      2.07.  “Benefit Commencement Age” means the greater of age 55 and the Participant’s age at the date of determination.

                      2.08.  “Board” means the Board of Directors of A&B.

                      2.09.  “Change in Control” means a “change of control” of A&B as defined in Section 409A of the Code and the final regulations and any guidance promulgated thereunder.

                      2.10.  “Code” means the Internal Revenue Code of 1986, as amended.

                      2.11.  “Committee” means the Compensation Committee of the Board.

                      2.12.  “Early Retirement Factor” means the reduction defined in Section 4.02(e).

                      2.13.  “Eligible Position” means any employee position that is highly compensated or that is one of a select group of management employee positions.  Exceptions to the eligibility requirements of this section may be made by the Chief Executive Officer of A&B, with the approval of the Committee.

                      2.14.  “Employer” means A&B or the entity for whom services are performed and with respect to whom the legally binding right to compensation arises, and all entities with whom A&B would be considered a single employer under Section 414(b) of the Code; provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation § 1.414(c)-2; provided, however, “at least 20 percent” shall replace “at least 50 percent” in the preceding clause if there is a legitimate business criteria for using such lower percentage.

                      2.15.  “Health Care Contributions” means the contributions paid by the Company, under Article IV of the A&B Retiree Plan, towards the cost of premiums for health care insurance coverage.

                      2.16.  “Identification Date” means each December 31.

                      2.17.  “Immediate Change in Control Benefit” means the benefit described in subsection 4.06(a).

                      2.18.  “Involuntary Termination Benefit” means the benefit described in Section 4.03.

                      2.19.  “Key Employee” means a Participant who, on an Identification Date, is:

                                (1)  An officer of A&B having annual compensation greater than the compensation limit in section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of A&B shall be determined to be Key Employees as of any Identification Date;

                                (2)  A five percent owner of A&B; or

                                (3)  A one percent owner of A&B having annual Compensation from A&B of more than $150,000.

                      If a Participant is identified as a Key Employee on an Identification Date, then such Participant shall be considered a Key Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.  For purposes of this Section 2.19 only and for determining whether a participant is a Key Employee, “A&B” shall mean A&B and its affiliates that are treated as a single employer under Section 414(b) or (c) of the Code, and for purposes of determining whether a Participant is a Key Employee, Treasury Regulation § 1.415(c)-2(d)(4) shall be used to calculate compensation.

                      2.20.  “Normal Retirement Benefit” means the benefit described in Section 4.01.

                      2.21.  “Normal Retirement Date” means the first day of the month coincident with or next following the date the Participant attains age 65.

                      2.22.  “Other Benefits” means the sum of:

                                (1)  The benefit payable under the A&B Retirement Plan;

                                (2)  The benefit payable under the defined benefit provisions of the A&B Excess Benefits Plan; and

                                (3)  Any benefit which the Participant is eligible to receive or has received from the qualified defined benefit pension plan of another employer excluding benefits attributable to the Participant’s own contributions.

                      2.23.  “Participant” means an executive in an Eligible Position selected by the Committee pursuant to Section 3.01.

                      2.24.  “Participation Termination Benefit” means the benefit described in Section 4.04 and paid in the same form as the Normal Retirement Benefit.

                      2.25.  “Plan” means the A&B 1985 Supplemental Executive Retirement Plan, as amended from time to time.

                      2.26.  “Plan Termination Benefit” means the benefit described in Section 4.05.

                      2.27.  “Preretirement Death Benefit” means the benefit described in Section 4.07.

                      2.28.  “Prorated Retirement Income” means Retirement Income, as defined in Section 2.29 multiplied by a fraction, the numerator of which shall be 300 minus the number of months between the date of determination and the Participant’s Normal Retirement Date, and the denominator of which shall be 300.

                      2.29.  “Retirement Income” means the amount determined in (a) below paid in accordance with the provisions of (b) or (c), whichever is applicable below:

                                (a)  The amount of Retirement Income shall equal the amount to which the Participant would be entitled as a single life annuity at his or her Normal Retirement Date, or actual retirement date, if later, under the A&B Retirement Plan determined (i) without regard to limitations imposed by the Code, (ii) as if the Participant had the greater of 25 years of credited benefit service or his or her actual years of credited benefit service (iii) as if “Monthly Compensation” as defined in the A&B Retirement Plan included in the year earned the deferred portion of base salary and each bonus awarded under the A&B One-Year Performance Improvement Incentive Plan and the A&B Annual Incentive Plan and (iv) with respect to Participants listed in Appendix A to this Plan, as if the benefit formula in effect on December 31, 1988 under the A&B Retirement Plan for Salaried Employees had continued in effect (provided such benefit formula produces a higher benefit than the formula subsequently in effect).

                                (b)  In the case of a Participant who is not married at the time a lump sum payment described in Article IV is paid, Retirement Income shall be deemed payable for the life of the Participant.

                                (c)  In the case of a Participant who is married at the time a lump sum payment described in Article IV is paid (without regard to the delay described in Section 4.09), 100% of Retirement Income shall be deemed payable for the life of the Participant and 50% of Retirement Income shall be deemed payable to his or her Surviving Spouse for life following the death of the Participant.

                      2.30.  “Separation from Service” means a termination of employment with the Employer, other than due to death.  A Participant shall be deemed to have experienced a Separation from Service if the Participant’s service with the Employer is reduced to an annual rate that is less than fifty percent of the services rendered, on average, during the immediately preceding three full years of employment with the Employer (or if employed by the Employer less than three years, such lesser period).

                      2.31.  “Surviving Spouse” means the spouse of a Participant who survives the Participant and to whom the Participant was married on the Participant’s retirement date or (if earlier) date of death.

                      2.32.  “Vested Change in Control Benefit” means the benefit described in subsection 4.06(b).

                      2.33.  “Years of Service” means the number of years and fractions of years which qualify as years of Credited Vesting Service as that term is defined in the A&B Retirement Plan.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

                      3.01.  Participation.  A Participant is an employee who holds an Eligible Position or who is being hired or promoted into an Eligible Position, and who is selected by the Chief Executive Officer of A&B, with the approval of the Committee, to be a Participant.  An employee selected by the Chief Executive Officer of A&B, with the approval of the Committee, shall become a Participant as of the date specified by the Committee and shall remain a Participant until the date upon which the Participant’s employment in an Eligible Position terminates for any reason.

ARTICLE IV

BENEFITS

                      4.00.  Payment of Benefits.  All benefits provided by Sections 4.01 to 4.07 shall be paid in the form of a lump sum payment which is the greater of the amounts determined under paragraph (1) and paragraph (2) below:

                                (1)  An amount which is the Actuarial Equivalent of the benefit otherwise defined by such Sections.

                                (2)  An amount which is the before-tax equivalent of the lower of two quotations obtained by the Company from insurance companies for the cost of an annuity that provides after-tax monthly benefits equivalent to those that a Participant would receive under the Plan if the Plan allowed monthly payments of the benefits hereunder.

                      A Participant shall be entitled to whichever of the benefits provided by Sections 4.01 to 4.06 provides the greatest benefit, and under no circumstances shall a Participant be entitled to benefits provided by more than one such Section.

                      4.01.  Normal Retirement.

                                (a)  Eligibility.  A Participant who experiences a Separation from Service (i) after completing three years of participation in the Plan and (ii) on or after his or her Normal Retirement Date shall be entitled to a Normal Retirement Benefit as described in (b) below.

                                (b)  Amount of Benefit.  A Participant’s Normal Retirement Benefit shall equal his or her Retirement Income, reduced by the Participant’s Other Benefits in accordance with rules contained in Appendix C.

                                (c)  Monthly Benefit Commencement Date.  A Participant’s Normal Retirement Benefit shall be deemed to commence as of the first day of the month following the date of the Participant’s Separation from Service.

                                (d)Lump Sum Payment Date.  The lump sum payment of the Normal Retirement Benefit shall be paid as soon as practicable, but not later than 60 days, after the Participant’s Separation from Service.  The Company retains the sole discretion to determine when during the 60-day period the payment will be made.

                      4.02.  Approved Early Retirement

                                (a)  Eligibility.  A Participant who experiences a Separation from Service (i) after completing at least three years of participation in the Plan and (ii) retires on his or her Approved Early Retirement Date shall be entitled to an Approved Early Retirement Benefit as described in (b) below.

                                (b)  Benefit.  A Participant’s Approved Early Retirement Benefit shall equal his or her Prorated Retirement Income as of the Participant’s Approved Early Retirement Date reduced by (i) the Early Retirement Factor applicable at the Participant’s age at his or her Approved Early Retirement Date and (ii) further reduced by Other Benefits as provided in Appendix C.

                                (c)  Monthly Benefit Commencement Date.  A Participant’s Approved Early Retirement Benefit shall be deemed to commence as of the Participant’s Approved Early Retirement Date.

                                (d)  Lump Sum Payment Date.  The lump sum payment of the Approved Early Retirement Benefit shall be paid as soon as practicable, but not later than 60 days, after the Participant’s Separation from Service upon his or her Approved Early Retirement Date.  The Company retains the sole discretion to determine when during the 60-day period the payment will be made.

                                (e)  Early Retirement Factor.  The “Early Retirement Factor” shall be a reduction of .25% for each of the first 24 months between the date of determination and the first day of the month coincident with or next following the Participant’s 62nd birthday, and an additional reduction of .50% for each such month in excess of 24 months between such dates.

                      4.03.  Involuntary Termination of Employment.

                                (a)  Eligibility.  A Participant who experiences a Separation from Service due to involuntary termination of employment after completing at least three years of participation in the Plan shall be entitled to an Involuntary Termination Benefit.

                                (b)  Benefit.  A Participant’s Involuntary Termination Benefit shall equal his or her Prorated Retirement Income determined as of the date of the Participant’s involuntary Separation from Service reduced by (i) the Early Retirement Factor applicable at the Participant’s age determined as of monthly benefit commencement date determined under the provisions of subsection (c) below and (ii) further reduced by Other Benefits as provided in Appendix C.

                                (c)  Monthly Benefit Commencement Date.  A Participant’s Involuntary Termination Benefit shall be deemed to commence as of his or her Normal Retirement Date unless an Approved Early Retirement Date is approved by the Chief Executive Officer.  In such latter case, it shall be deemed to commence as of the Approved Early Retirement Date.

                                (d)  Lump Sum Payment Date.  The lump sum payment of the Involuntary Termination Benefit shall be paid as soon as practicable, but not later than 60 days, after the Participant’s involuntary Separation from Service.  The Company retains the sole discretion to determine when during the 60-day period the payment will be made.

                      4.04.  Termination of Participation.

                                (a)  Eligibility.  A Participant, with at least three years of participation, whose position ceases to qualify as an Eligible Position shall be entitled to a Participation Termination Benefit described in (b) below.

                                (b)  Benefit.  A Participant’s Participation Termination Benefit shall equal his or her Prorated Retirement Income determined as of the date his or her participation terminates reduced by (i) the Early Retirement Factor applicable at the Participant’s age determined as of the monthly benefit commencement date determined under the provisions of subsection (c) below and (ii) further reduced by Other Benefits as provided in Appendix C.

                                (c)  Monthly Benefit Commencement Date.  A Participant’s Participation Termination Benefit shall be deemed to commence as of his or her Normal Retirement Date unless an Approved Early Retirement Date is approved by the Chief Executive Officer.  In such latter case, it shall be deemed to commence as of the Approved Early Retirement Date.

                                (d)  Lump Sum Payment Date.  The lump sum payment of the Participation Termination Benefit shall be paid as soon as practicable, but not later than 60 days, after the Participant’s Separation from Service following his or her termination of participation in the Plan. The Company retains the sole discretion to determine when during the 60-day period the payment will be made.

                      4.05.  Termination of the Plan.

                                (a)  Eligibility.  A Participant of the Plan at the time it is terminated shall be entitled to a Plan Termination Benefit.

                                (b)  Benefit.  A Participant’s Plan Termination Benefit shall equal his or her Prorated Retirement Income determined as of the date the Plan is terminated reduced by (i) the Early Retirement Factor applicable at the Participant’s age determined as of the monthly benefit commencement date determined under the provisions of subsection (c) below and (ii) further reduced by Other Benefits as provided in Appendix C.

                                (c)  Monthly Benefit Commencement Date.  A Participant’s Plan Termination Benefit shall be deemed to commence as of the first day of the month following his or her Benefit Commencement Age determined as of the date the Participant subsequently experiences a Separation from Service.

                                (d)  Lump Sum Payment Date.  The lump sum payment of the Plan Termination Benefit shall be paid as soon as practicable, but not later than 60 days, after the Participant’s Separation from Service following the termination of the Plan. The Company retains the sole discretion to determine when during the 60-day period the payment will be made.

                      4.06.  Change in Control.  Upon the occurrence of a Change in Control, as defined in Section 2.09, with respect to a company employing a Participant, the provisions of subsection (a) below shall apply unless the terms of such Change in Control provide, as a prerequisite to the consummation of the Change in Control, that the employer responsibilities under this Plan are to be assumed by the successor organization.  In the latter case, the provisions of subsection (b) below shall apply:

                                (a)  Immediate Change in Control Benefit.

                                           (1)  Eligibility.  The Plan shall immediately and automatically terminate with respect to such company and each Participant employed by such company shall be entitled to an Immediate Change in Control Benefit as described in (2) below.

                                           (2)  Benefit.  A Participant’s Immediate Change in Control Benefit shall equal his or her Prorated Retirement Income determined as of the Change in Control date, reduced by (i) the Early Retirement Factor applicable at the Participant’s age determined as of the monthly benefit commencement date determined under the provisions of paragraph (3) below, and (ii) further reduced by Other Benefits as provided in Appendix C.

                                           (3)  Monthly Benefit Commencement Date.  A Participant’s Immediate Change in Control Benefit shall be deemed to commence as of the first day of the month following his or her Benefit Commencement Age determined as of the Change in Control date.

                                           (4)  Lump Sum Payment Date.  The lump sum payment of the Immediate Change in Control Benefit shall be immediately due and shall be paid within thirty days of such Change in Control. The Company retains the sole discretion to determine when during the 30-day period the payment will be made.

                                (b)  Vested Change in Control Benefit.

                                           (1)  Eligibility.  Each Participant employed by such company as of the Change in Control date shall be entitled to a Vested Change in Control Benefit as described in (2) below.

                                           (2)  Benefit.  A Participant’s Vested Change in Control Benefit shall equal his or her Prorated Retirement Income determined as of the Change in Control date, reduced by (i) the Early Retirement Factor applicable at the Participant’s age determined as of the monthly benefit commencement date determined under the provisions of paragraph (3) below, and (ii) further reduced by Other Benefits as provided in Appendix C.

                                           (3)  Monthly Benefit Commencement Date.  A Participant’s Vested Change in Control Benefit shall be deemed to commence as of the first day of the month following his or her Benefit Commencement Age determined as of the date the Participant subsequently experiences a Separation from Service.

                                           (4)  Lump Sum Payment Date. The lump sum payment of the Vested Change in Control Benefit shall be paid as soon as practicable, but not later than 60 days, after the Participant’s Separation from Service.  The Company retains the sole discretion to determine when during the 60-day period the payment will be made.

                      4.07.  Preretirement Death Benefit.

                                (a)  Eligibility. In the event that a Participant dies prior to Separation from Service, such Participant’s Beneficiary shall be entitled to a Preretirement Death Benefit determined as provided in this Section in lieu of any other benefit provided by this Plan.

                                (b)  Benefit. The Preretirement Death Benefit provided by this Section shall equal the lump sum payment, if any, to which the Participant would have been eligible under this Plan if he/she had experienced a Separation from Service immediately prior to his/her death, determined without regard to (i) any requirement for Committee approval of an Approved Early Retirement Date, or (ii) any requirement for 3 years of participation.  The Preretirement Death Benefit shall be determined by assuming the Participant elected (i) if the Participant was not married at his or her death, a single life annuity, and (ii) if the Participant was married at his or her death, a 50% joint and survivor annuity with the Participant’s spouse as the contingent annuitant under the A&B Retirement Plan.

                                (c)  Beneficiary Designation. Each Participant shall, at the time he/she becomes a Participant, designate one or more persons as his/her Beneficiary for purposes of this Section.  The designation shall be made in the form prescribed by the Company and shall become effective when filed with the Company.  The form must be received by the Company prior to the Participant’s death.  A Participant may from time to time change his/her Beneficiary by filing a new designation form with the Company.  Should the Participant die without having any effectively-designated surviving Beneficiary, then the Beneficiary shall be the spouse of the Participant, if then living.  If there is no surviving spouse, then the Beneficiary shall be the Participant’s children then living.  If there are no living children, then the Beneficiary shall be the estate of the Participant.

                                (d)  Lump Sum Payment Date. The lump sum payment of the Beneficiary’s Preretirement Death Benefit shall be paid as soon as practicable, but not later than 60 days, after the death of the Participant.  The Company retains the sole discretion to determine when during the 60-day period the payment will be made.  Under no circumstances may a Beneficiary change the time or form of such payment.

                      4.08.  Retiree Health and Welfare Benefits.  For purposes of the A&B Retiree Plan:

                                (a)  Normal Retirement Date.  A Participant who is entitled to a Normal Retirement Benefit shall be deemed to have the greater of (i) his or her actual Completed Years of Service, and (ii) twenty-five (25) Completed Years of Service.

                                (b)  Early Retirement Date.  A Participant or former Participant who is entitled to one of the benefits described in paragraph (1) below shall be deemed to have the rights described in paragraph (2) below.

                                           (1)  The benefits described by this paragraph are:

                                                      (A)  an Approved Early Retirement Benefit,

                                                      (B)  a Participation Termination Benefit if such termination occurs at or after the Participant attained age 55,

                                                      (C)  a Plan Termination Benefit if such termination occurs at or after the Participant attained age 55,

                                                      (D)  a Vested Change in Control Benefit or a prior Immediate Change in Control Benefit if such Change in Control occurred at or after the Participant attained age 55.

                                           (2)  A Participant who is subject to the provisions of this paragraph shall automatically become a Participant under the A&B Retiree Plan, without regard to the age and service requirements in Article III of the A&B Retiree Plan.  For purposes of determining such Participant’s Health Care Contributions under the A&B Retiree Plan, the number of Completed Years of Service of such Participant shall be deemed to be equal to 25 years multiplied by the fraction used to determine such Participant’s or former Participant’s Prorated Retirement Income; provided however, that on or after such Participant’s Normal Retirement Date he or she shall be deemed to have twenty-five (25) Completed Years of Service.

                      4.09.  Six-Month Delay for Key Employees.  Notwithstanding any other provision in this Article IV to the contrary, any distribution scheduled to be made upon Separation from Service to a Participant who is identified as a Key Employee as of the date he or she experiences a Separation from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service.  Any payment to a Key Employee delayed under this Section 4.09 shall be made on the first business day after the six-month anniversary of the Participant’s Separation from Service and such payment shall be credited with interest at a rate computed using 120% of the short-term applicable federal rate for a semi-annual compounding period under Code Section 1274(d), applicable for the month in which the Participant’s Separation from Service occurs, provided that such interest rate shall not exceed 120% of the long-term applicable federal interest rate under Code Section 1274(d).  The identification of a Participant as a Key Employee shall be made by the Company, in its sole discretion, in accordance with Section 2.19 of the Plan and sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

                      In the event that a Participant, who is also a Key Employee, dies prior to the expiration of the six-month delay period described in this Section 4.09, the benefit which would have been otherwise distributed to the deceased Participant shall be distributed to the Participant’s Beneficiary within 30 days following the Participant’s death.  The Company retains the sole discretion to determine when during the 30-day period the payment will be made.

ARTICLE V

SOURCE OF PAYMENTS

                      5.01.  Source of Payments.  All benefits payable under this Plan shall be paid in cash from the general funds of the Company, and no trust account, escrow, fiduciary relationship or other security arrangement shall be established to assure payment, other than, at the option of the Company, an escrow account the amounts in which remain subject to the claims of the Company’s general creditors in the event of insolvency or bankruptcy.  No Participant or Participant’s Surviving Spouse shall have any right, title or interest whatsoever in any investments which the Company may make to aid the Company in meeting its obligations hereunder.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant, any Surviving Spouse, or any other person.  To the extent that any person acquires a right to receive benefits from the Company under this Plan, such right shall be no greater than, nor different from the right of an unsecured general creditor of the Company.

ARTICLE VI

FORFEITABILITY

                      Notwithstanding any other provision of this Plan, no payment of unpaid benefits shall be made, and all rights under the Plan of the Participant, Surviving Spouse, the Participant’s executors or administrators, or any other person, to receive benefits under this Plan shall be forfeited if the Participant experiences either a voluntary Separation from Service or an involuntary Separation from Service for Cause.  For the purpose of this Plan, an involuntary Separation from Service for Cause shall mean termination upon (a) the willful and continued failure by a Participant to substantially perform his or her duties with the Company (other than any such failure resulting from a Participant’s incapacity due to physical or mental illness) or (b) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes of this paragraph, no act, or failure to act, shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

ARTICLE VII

ADMINISTRATION

                      7.01.  Administrator.  The Committee shall have full authority to administer the Plan.  The Committee shall have all of the powers granted by the A&B Retirement Plan or the A&B Master Trust Agreement to the plan administrator of the A&B Retirement Plan, and shall be subject to the same selection procedures and limitations of authority.  The Committee shall employ the same claims procedure applicable under the A&B Retirement Plan.  Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind regulations relating to its administration, and to make all other determinations that are necessary in the course of its administration.  All decisions made by the Committee with respect to the administration of the Plan shall be final and binding on all persons having an interest in the Plan.  The Committee may from time to time delegate any right, power or duty concerning the operation or administration of the Plan to one or more committees, individuals or entities.   In determining whether to approve or deny any claim or any appeal from a denied claim, the Committee shall exercise its discretionary authority to interpret the Plan and the facts presented with respect to the claim, and its discretionary authority to determine eligibility for benefits under the Plan.  Any approval or denial shall be final and conclusive upon all persons.

                      7.02.   Exhaustion of Remedies.  Except as required by applicable law, no action at law or equity shall be brought to recover a benefit under the Plan unless and until the claimant has: (a) submitted a claim for benefits, (b) been notified by the Committee that the benefits (or a portion thereof) are denied, (c) filed a written request for a review of denial with the Committee, and (d) been notified in writing that the denial has been affirmed.

ARTICLE VIII

AMENDMENT AND TERMINATION

                      The Committee reserves the right to amend, modify, partially terminate, or completely terminate the Plan; provided, however, that any termination of the Plan will be done pursuant to section 409A of the Code and the regulations promulgated thereunder.  However, no amendment, modification or termination shall reduce retroactively the benefits of any Participant or any Surviving Spouse under the Plan.

ARTICLE IX

MISCELLANEOUS PROVISIONS

                      9.01.  Benefits Not Assignable.  No Participant or Surviving Spouse, or any other person having or claiming to have any interest of any kind or character in or under this Plan or in any payment therefrom shall have the right to sell, assign, transfer, convey, hypothecate, anticipate, pledge or otherwise dispose of such interest (except for a qualified domestic relations order); and to the extent permitted by law, such interest shall not be subject to any liabilities or obligations of the Participant or to any bankruptcy proceedings, creditor claims, attachment, garnishments, execution, levy or other legal process against such Participant or his or her property.

                      9.02.  Controlling Law.  This Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of Hawaii except as otherwise provided in ERISA.  The Plan shall also be construed in a manner that is consistent and compliant with Section 409A of the Code, and any regulations promulgated thereunder.  Any provision that is noncompliant with Section 409A of the Code is void or deemed amended to comply with Section 409A of the Code.  A&B does not guarantee or warrant the tax consequences of the Plan, and the Participants shall be liable in all cases for any taxes due with respect to the Plan.

                      9.03.  Not an Employment Contract.  The adoption and maintenance of this Plan shall not be deemed to confer on any Participant any right to continue in the employ of A&B, and shall not be deemed to interfere with the right of A&B to discharge any person with or without cause or treat any person without regard to the effect that such treatment might have on the person as a Participant.

                      9.04.  Gender and Number.  Any masculine pronouns used herein shall refer to both men and women, and the use of any term herein in the singular may also include the plural unless otherwise indicated by context.

                      9.05.  Severability.  If any provision of this Plan is held invalid or unenforceable by a court of competent jurisdiction, all remaining provisions shall continue to be fully effective.

                      9.06.  Binding Agreement.  This Plan shall be binding upon and inure to the benefit of A&B, its successors and assigns, and the Participants and their heirs, executors, administrators and legal representatives.

                      9.07.  Adoption by Subsidiaries.  Any subsidiary of A&B that has adopted the A&B Retirement Plan may adopt this Plan for the benefit of its employees when one of its employees has been selected as a Participant by the Committee.  Such adoption shall be authorized by a resolution of the Board of Directors of such subsidiary.  In the event of such adoption of the Plan by a subsidiary of A&B the Committee shall serve as agent of the subsidiary in administering the Plan.  All power to amend, modify, or terminate the Plan shall continue as the unfettered prerogative of the Committee.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Restatement to be executed on its behalf by its duly authorized officers, effective as of January 1, 2008.

ALEXANDER & BALDWIN, INC.

By:  /s/ Son-Jai Paik
Its Vice President

By:  /s/ Alyson J. Nakamura
Its Secretary

APPENDIX A

Participants Referred to in
Section 2.29

1.  R. F. Cameron
2.  R. J. Donohue
3.  F. L. Fleischmann
4.  G. Y. Nakamatsu

APPENDIX B

Rules For Determining Actuarial Equivalent

When the terms of this Plan require the determination of a lump sum payment which is the Actuarial Equivalent of any other benefit provided by this Plan, the following rules shall apply to the calculation of such lump sum payment:

1.  The mortality table used shall be the mortality table then in use by the A&B Retirement Plan for the purpose of determining lump sum payments to participants of such plan who are entitled to such payments.

2.  The discount rate shall be the after-tax equivalent of the discount rate then in use by the A&B Retirement Plan for the purpose of determining lump sum payments to participants of such plan who are entitled to such payments.  The after-tax equivalent rate shall be determined by multiplying discount rate in use by the A&B Retirement Plan by the excess of 100% over the tax effected marginal tax rate declared by the Committee.

3. The Committee shall declare the tax effected marginal tax rate at the beginning of each calendar year.

4. The tax effected marginal tax rate shall apply to lump sum payments made at any time during such calendar year and may not be changed during the year.

5.  The value of the benefit to a Surviving Spouse which is included in a Participant’s Retirement Income shall be included in the calculation of the lump sum payment to which the Participant is entitled.

6.  If the terms of the Plan provide for a benefit such that if it were paid as a monthly benefit it could have commenced at more that one future date, then for purposes of calculating the lump sum that is the Actuarial Equivalent of such benefit, it shall be deemed that the benefit would have commenced at the earliest possible date.

7.  The early retirement reduction factors, if any, used to calculate the lump sum which is the Actuarial Equivalent of the benefit provided by the provisions of Section 4.06 as a result of a Change of Control, shall be the factors applicable to Participants of the A&B Retirement Plan who terminate employment after attaining eligibility for early retirement regardless of the Participant’s age as of the Change of Control date.

APPENDIX C

Rules for the Offset of Benefits Described in Article IV

1. Any increase in Other Benefits which occur after termination of employment or retirement shall not be taken into account.

2.  In the case of a Participant who is not married at the time benefits are deemed to commence under this Plan, Other Benefits shall be determined as though such payments were made in the form of a single life annuity.

3.  In the case of a Participant who is married at the time a lump sum benefit is payable under this Plan, Other Benefits shall be determined as though such payments were made in the form of joint and 50% survivor form of payment with his or her spouse designated as the contingent annuitant.

4.  It shall be assumed that Other Benefit payments (whether or not in payment status) commence under such other plans of the same date benefits commence under this Plan.  In all cases, the provisions of the A&B Retirement Plan shall be used to determine the adjustment made to the Other Benefits for commencement prior to a Participant’ Normal Retirement Date or to determine the equivalent joint and 50% survivor amount.